                                                                 Exhibit 10(b)

                             EMPLOYMENT AGREEMENT


          This EMPLOYMENT AGREEMENT (the "Agreement"), made in the City of Plano and the State of Texas, dated as of September 25, 2000, between J. C. Penney
                                    ------------
Company Inc., a Delaware corporation (hereinafter called the "Employer"), and J. Wayne Harris (hereinafter called the "Employee").

1.   Employment, Position and Duties.
     -------------------------------
     1.1 The Employer agrees to employ Employee and the Employee hereby agrees to undertake employment upon the terms and conditions herein set forth.

     1.2 During the Term (as hereafter defined), the Employee will serve as Chairman and Chief Executive Officer of Eckerd Corporation, or such other position as may be assigned by the Employer's Chairman and Chief Executive Officer, and shall perform such duties consistent with such position as are determined and directed by the Employer's Chairman and Chief Executive Officer. The Employee shall devote his full working time, attention and ability to the business of the Employer, including, if applicable, its subsidiaries and/or affiliates to which the Employee may have been assigned responsibilities; provided, however, that it shall not be a violation of this Agreement for the Employee to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Employer, industry or professional activities, and (ii) manage personal business interests and investments, so long as such activities do not materially interfere with the performance of the Employee's responsibilities under this Agreement.

     1.3 Unless otherwise agreed by the Employee and the Employer, throughout the term of this Agreement, the Employee's principal offices shall be located in Largo, Florida.

2.   Term of Employment.  Employee's term of employment under this Agreement
     ------------------
     ("Term") will commence on October 1, 2000 (the "Start Date") and, subject to the provisions of this Agreement, will terminate on the earlier of (i) the fourth anniversary of the Start Date or (ii) termination of Employee's employment pursuant to Section 7 of this Agreement (the "Termination Date"). Notwithstanding the Termination Date provided in the previous sentence, the term of this Agreement may be extended by mutual agreement of the parties.

3.   Compensation.

     3.1 Salary. In consideration of his services during the Term, the Employer shall pay the Employee cash compensation at an annual rate of $700,000 ("Base Salary") (less applicable withholding for federal taxes) in accordance with the Employer's usual payroll policies. Employee's Base Salary shall be subject to such adjustments as may be approved by the appropriate committee of the Employer's Board of Directors or its delegate (the "Committee").

     3.2 Annual Incentive Compensation. Employee shall be eligible to participate in an annual incentive plan (the "Bonus Plan"), as set out in ANNEX I hereto.

     3.3 Grand Total Earnings. The Employee's "Grand Total Earnings" shall mean an amount equal to his Base Salary plus target annual incentive under the Bonus Plan at $1.00 per unit.

     3.4 Supplemental Cash Payment. Employee shall be entitled to receive a supplemental cash payment of $600,000. This supplemental cash payment shall be payable in four installments as specified below, provided that Employee remains employed on each date of payment subject to
          Section 7. The supplemental cash payment shall be payable as follows:
          $150,000 on the Start Date, and $150,000 on the first, second, and third anniversaries of the Start Date.

4.   Expenses.  During the Term the Employee shall be allowed reimbursement of
     --------
     reasonable expenses necessary for the performance of his duties in accordance with the policies of the Employer.

5.   Stock Options.
     -------------

     5.1 The Employer will grant to Employee, on the Start Date, an option to purchase 75,000 shares of Employer's Common Stock ("Common Stock") of 50 cents par value. The option will have a ten-year term and an exercise price equal to the fair market value on the Start Date as defined in the Employer's 1997 Equity Compensation Plan or other equity compensation plan of the Employer then in force or effect (mean of the high and low sales prices on Start Date). The option will become exercisable and otherwise be on such terms as are set forth in Exhibit A attached hereto.

     5.2 The grants of Options will be made pursuant to and subject to the terms, conditions, and restrictions in the Employer's 1997 Equity Compensation Plan or other equity compensation plan of the Employer then in force or effect.

6.   Employee Benefits.
     -----------------

     6.1 During the Term, Employee shall be entitled to the benefits generally provided or made available to employees of the Employer, including group medical insurance benefits (subject in each case, however, to (i) eligibility and (ii) modification or elimination in accordance with the Employer's standard policies as in effect from time to time). The Employee is entitled to five weeks of vacation each calendar year.

     6.2 For the period from the Start Date until the Employee becomes eligible for the Employer's Medical Plan, the Employer will reimburse the Employee for the full cost of the COBRA premium charged by his former employer.

     6.3 The Employer will grant to Employee 10 years of service under the Employer's 1999 Separation Allowance Program for Profit-Sharing Management Associates.

     6.4 The Employer will grant to the Employee 10 years of credited service under the Employer's Defined Benefit Pension Plan.

     6.5 The Employer will provide a car allowance to the Employee consistent with the policy for Eckerd executives.

7.   Termination of Employment.
     -------------------------

     The termination of the Employee's employment will be governed by the following provisions:

     7.1 Death. In the event of the Employee's death during the Term, the Employer will pay to the Employee's beneficiaries or estate, as appropriate, as soon as practicable after the Employee's death,
          (i) unpaid Base Salary to which the Employee is entitled and any unpaid vacation, (the "Compensation Payments"), (ii) the target bonus (at $1.00 per unit) for the Bonus Plan for the fiscal year, prorated for the actual period of service for that fiscal year, (the "Prorated Bonus"), (iii) any other death benefits payable under any employee benefit or compensation plan that is maintained by the Employer for the Employee's benefit, and (iv) any unpaid portion of the Supplemental Cash Payment.

     7.2 Permanent Disability. If the Employee becomes totally and permanently disabled (as defined in the Employer's Long-Term Disability Plan) during the Term, the Employer or Employee may terminate the Employee's employment on written notice thereof in accordance with Section 12.5, and the Employer will provide to the Employee as soon as practicable:
          (i) amounts payable pursuant to the terms of any applicable disability plan or program, (ii) the Prorated Bonus, (iii) the Compensation Payments, (iv) such payments under applicable plans and programs, to which the Employee is entitled pursuant to the terms of such plans or programs, and (v) any unpaid portion of the Supplemental Cash Payment.

     7.3  Voluntary Termination by Employee; Discharge for Cause.

          (i) In the event that during the Term the Employee's employment is terminated by the Employer for Cause (as defined below) or by the Employee unless for Good Reason (as defined in Section 7.4) or unless as a result of the Employee's death or disability, the Company will pay the

               Compensation Payments as soon as practicable to the Employee and the Employee will be entitled to no other compensation, except as otherwise due him under applicable law or the terms of any applicable plan or program. Employee will not be entitled to the payment of any bonus in respect of all or any portion of the fiscal year in which such termination occurs.

          (ii) For purposes of this Agreement, the Employer will have "Cause" to terminate the Employee's employment upon a finding that (a) the Employee has been convicted by a court of competent jurisdiction of the commission of a felony, (b) the Employee has committed a serious breach of the Employer's Statement of Business Ethics,
               (c) the Employee materially breached any of the express covenants set forth in Section 9.1 or 9.3, or (d) the Employee has materially breached his duties and obligations under this Agreement; provided, however, that termination for Cause based on this subparagraph (d) shall not be effective unless the Employee shall have received written notice from the Chairman and Chief Executive Officer or such officer(s) or successor in title or responsibility (which notice shall include a description of the reasons and circumstances giving rise to such notice) fifteen
               (15) days prior to his termination and the Employee has failed after receipt of such notice to satisfactorily discharge his duties.

     7.4  Involuntary Termination

          (i) In any case of involuntary termination under this section, Employee will be entitled to payment as described in Section 7.5.

          (ii) During the Term, the Employee's employment may be terminated by the Employer for any reason other than for Cause by delivery to the Employee of a notice of termination in accordance with
               Section 11.5. The Employee will be treated for the purposes of this Agreement as having been involuntarily terminated other than for Cause if, during the Term the Employee terminates his employment with the Employer prior to termination for Cause for any of the following reasons (each, a "Good Reason"): without the Employee's written consent, (a) the Employer has breached any material provision of this Agreement and within 30 days after notice thereof from the Employee, the Employer fails to cure such breach; or (b) a successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer fails to assume liability under the Agreement.

     7.5  Termination Payments and Benefits

          (i) Form and Amount. Upon the Employee's involuntary termination other than for Cause, the Employer will pay the Compensation Payments to the

                 Employee, and will provide such payments under applicable plans or programs to which the Employee is entitled pursuant to the terms of such plans and programs. In addition, conditioned upon receipt of Employee's written release of claims in such form as may be required by the Employer, the Employer will pay or provide to the Employee as soon as practicable (a) the Prorated Bonus, (b) a payment equal to two times Grand Total Earnings,
                 (c) outplacement services by a firm selected by the Employee at the expense of the Employer, in an amount up to $30,000 and (d) for 24 months (the "Continuation Period") the continuation of group medical insurance benefits except as offset by benefits paid or provided by other sources as set forth in Section 8, or as prohibited by law. For purposes of determining the period of continuation coverage to which the Employee or any of his dependents is entitled under section 4980B of the Internal Revenue Code of 1986, as amended, (or any successor provision thereto), the Employee will be deemed to have remained employed until the end of the Continuation Period.

          (ii) Maintenance of Benefits. During the Continuation Period, the Employer will use its best efforts to maintain its group medical insurance benefits in full force and effect for the continued benefit of the Employee or will arrange to make available to the Employee group medical benefits substantially similar to those that the Employee would otherwise have been entitled to receive if his employment had not been terminated. Such benefits will be provided on the same terms and conditions (including employee contributions toward the premium payments) under which the Employee was entitled to participate immediately prior to his termination.

          (iii) Forfeiture. Notwithstanding the foregoing provisions of Section 7.5, any right of the Employee to receive termination payments and benefits under Section 7.5 will be forfeited to the extent of any amounts payable or benefits to be provided after a material breach of any covenant set forth in Section 9.1, 9.2, or 9.3.

     7.6 Nonduplication of Benefits. To the extent, and only to the extent, a payment or benefit that is paid or provided under this Section 7 would also be paid or provided under the terms of any applicable plan, program, or arrangement, including, without limitation, any severance program, such applicable plan, program, agreement or arrangement will be deemed to have been satisfied by the payment made or benefit provided under this Agreement.

     7.7 Employer's Right of Offset. Should Employee at any time be indebted to the Employer, or otherwise obligated to pay money to the Employer for any reason, the Employer, at its election, may offset amounts otherwise payable to Employee under this Agreement, including, but without limitation, salary payments, against any such indebtedness or amounts due from Employee to the Employer.

8.   Mitigation. The Employee is under no obligation to mitigate damages or the
     ----------
     amount of any payment or benefit provided for hereunder by seeking other employment or otherwise. No amounts earned by the Employee after his termination date, whether from self-employment, as a common law employee, or otherwise, will reduce the amount of any payment or benefit under any provision of this Agreement; provided however, the Employee's coverage under the Employer's group medical insurance as provided in Section 7.5(i) will terminate as soon as the Employee becomes covered under any group medical plan made available by another employer. The Employee will report to the Employer any such coverage actually received by him.

9.   Covenants and Representations of Employee.


     9.1 Confidentiality. During the Term, the Employer agrees that it will disclose to Employee its confidential or proprietary information to the extent necessary for Employee to carry out his obligations under this Agreement. The Employee hereby covenants and agrees that he will not, without the prior written consent of the Employer, during the Term or thereafter disclose to any person not employed by the Employer, or use in connection with engaging in competition with the Employer, any confidential or proprietary information of the Employer.

     9.2 Nonsolicitation. The Employee hereby covenants and agrees that during the Term and for two years thereafter, he will not, without the prior written consent of the Employer, on his own behalf or on the behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of Employer or its affiliates to give up, or to not commence, employment or a business relationship with the Employer.

     9.3 Noncompetition. It is recognized by the Employee and Employer that the Employee's duties hereunder will entail the receipt of trade secrets and confidential information, which include not only information concerning the Employer's current operations, procedures, suppliers, and other contacts, but also its short-range and long-range plans, and that such trade secrets and confidential information have been developed by the Employer and its affiliates at substantial cost and constitute valuable and unique property of the Employer. Accordingly, the Employee acknowledges that the foregoing makes it reasonably necessary for the protection of the Employer's business interests that the Employee not compete with the Employer or any of its affiliates during the Term and for a reasonable and limited period thereafter. Therefore, during the Term and for a period of one year thereafter, the Employee shall not acquire a direct investment of $100,000 or more in a Competing Business (as hereinafter defined) and shall not render personal services to any such Competing Business in any manner, including, without limitation, as owner, partner, director, trustee, officer, employee, consultant, or advisor thereof.

          If the Employee shall breach the covenants contained in this Section 9, the Employer shall have no further obligation to make any payment to the Employee pursuant to this Agreement and may recover from the Employee all such damages as it may be entitled to at law or in equity. In addition, the Employee acknowledges that any such breach is likely to result in immediate and irreparable harm to the Employer for which money damages are likely to be inadequate. Accordingly, the Employee consents to injunctive and other appropriate equitable relief upon the institution of proceedings therefor by the Employer in order to protect Employer's rights hereunder.

          As used in this Agreement, the term "Competing Business" shall mean any business that, at the time of the determination -

          (i) operates (a) any retail department store, specialty store, general merchandise store, or drug store; (b) any retail catalog, telemarketing, or direct mail business; (c) any Internet-based or other electronic retailing business; (d) any other retail business that sells goods, merchandise, or services of the types sold by Employer, including its divisions, affiliates, and licensees; or (e) any business that provides buying office or sourcing services to any business of the types referred to in this subparagraph;

          (ii)   conducts any business of the types referred to in subparagraph
                 (i) in the United States or another country in which Employer, including its divisions, affiliates, and licensees, conducts a similar business; and

          (iii)  from any business(es) of the types referred to in subparagraph
                 (i), had aggregate net sales or revenues of $500,000,000 in the fiscal year preceding the determination or is reasonably expected to have aggregate net sales or revenues of $500,000,000 in either the current fiscal year or the next following fiscal year.


     9.4 Representations of Employee. The Employee represents and warrants to the Employer that:

          (i) There are no restrictions, agreements or understandings whatsoever to which the Employee is a party that would prevent or make unlawful the Employee's execution of this Agreement or the Employee's employment under this Agreement, or which is or would be inconsistent, or in conflict with this Agreement or the Employee's employment under this Agreement, or would prevent, limit or impair in any way the performance by the Employee of the obligations under this Agreement; and

          (ii) The Employee has disclosed to Employer all restraints, confidentiality commitments or other employment restrictions that Employee has with any other employer, person or entity.

          (iii) Upon and after the Employee's termination or cessation of employment with Employer and until such time as no obligations of the Employee to Employer hereunder exist, the Employee: (a) shall provide a complete copy of this Agreement to any prospective employer or other person, entity or association in a Competing Business with whom or which the Employee proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement thereof; and (b) shall notify Employer of the name and address of any such person, entity or association prior to the Employee's employment, affiliation, engagement, association or the establishment of any business or remunerative relationship.

10.  Survival.  The expiration or termination of the Term will not impair the
     ---------
     rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein. In addition to the foregoing, the Employee's covenants contained in
     Section 9 and 11.1 and the Employer's obligations under Section 7 and 11.1 will survive the expiration or termination of Employee's employment.

11.  Miscellaneous Provisions.
     ------------------------

     Dispute Resolution. Any dispute between the parties under this Agreement will be resolved (except as provided below) through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association for arbitration of employment disputes (located in the city in which the Employer's principal executive offices are based) and the arbitration will be conducted in that location under the rules of said Association. Each party will be entitled to present evidence and argument to the arbitrator. The arbitrator will have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The arbitrator will permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator will give written notice to the parties stating his or their determination, and will furnish to each party a signed copy of such determination. The expenses of arbitration will be borne equally by the Employer and Employee or as the arbitrator otherwise equitably determines. Any arbitration or action pursuant to this Section 11.1 will be governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to the principles of conflict of laws of such State. The mandatory arbitration provisions of this Section 11.1 shall supersede in their entirety the J. C. Penney Alternative, a dispute resolution program generally applicable to employment terminations.


     Notwithstanding the foregoing, the Employer will not be required to seek or participate in arbitration regarding any breach of the Employee's covenants in Section 9, but may pursue its remedies for such breach in a court of competent jurisdiction in the city in which the Employer's principal executive offices are based.

     11.1 Binding on Successors; Assignment. This Agreement will be binding upon and inure to the benefit of the Employer, Employee and each of their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable; provided however, that neither this Agreement nor any rights or obligations hereunder will be assignable or otherwise subject to hypothecation by Employee (except by will or by operation of the laws of intestate succession) or by the Employer, except that the Employer may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Employer, if such successor expressly agrees to assume the obligations of the Employer hereunder.

     11.2 Governing Law. This Agreement will be governed, construed, interpreted, and enforced in accordance with the substantive law of the State of Texas, without regard to conflicts of law principles.

     11.3 Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective, to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

     11.4 Notices. For all purposes of this Agreement, all communications required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service, addressed to the Employer at its principal executive office and to the Employee at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address will be effective only upon receipt.

     11.5 Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their Agreement with respect to the Employee's employment and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceedings to vary the terms of this Agreement.

     11.6 Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Employer and signed by the Employee and the Employer. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, will never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Employee or Employer may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                     J. C. Penney Company, Inc.



                                     By: /s/ ALLEN I. QUESTROM
                                        ----------------------------------------
                                     Name: Allen I. Questrom
                                     Title: Chairman and Chief Executive Officer


                                        /s/ J. WAYNE HARRIS
                                     -------------------------------------------
                                     J. Wayne Harris

                                    ANNEX I
                                    -------

                                  Bonus Plan
                                  ----------

Employee's annual target incentive units shall be 88.25% of Base Salary unless changed by the Personnel and Compensation Committee; provided however, that Employee's annual incentive award for the 12 months commencing with the Start Date shall not be less than 88.25% of Base Salary, which amount for 2000 shall be prorated to reflect Employee's actual period of service during 2000 after the Start Date.

The performance measures for the Bonus Plan shall be as follows:

Sales                                40% weighting
Profit (EBIT)                        40% weighting
Gross Margin Return on Investment    20% weighting

Performance against plan for these measures produces a unit value that is multiplied by the target incentive units to produce an annual award. The minimum unit value under this Plan shall be 0% and the maximum shall be 300%.

EXHIBIT A
---------

                          Special Stock Option Grant



The Employer will grant a special stock option grant for the purchase of 75,000 shares of Common Stock to Employee. The stock option grant will be effective on the Start Date, pending approval of the Committee, with an exercise price per share of the fair market value (mean of the high and the low sales prices as reported in the composite transaction table covering transactions of NYSE listed securities) of JCPenney stock on the effective date of the grant.


Form of Grant
-------------

Non-qualified Stock Options (NSOs).

Term of the Special Stock Option Grant:
---------------------------------------

The option term is 10 years with the normal expiration date of the option on October 1, 2010.

Vesting Provisions
------------------

The stock option grant will vest 25% per year beginning on October 1, 2001. The grant will be 100% vested on October 1, 2004.

Termination of Employment Provisions:
------------------------------------

If Employee terminates employment due to disability or retirement, any unvested portion of the option will become immediately exercisable and the option will expire five years from the date of termination or the normal expiration date of the option, whichever is earlier. If Employee terminates employment due to death, any unvested portion of the option will become immediately exercisable and the option will expire two years from the date of death or the normal expiration date of the option, whichever is earlier. If Employee terminates employment before the normal expiration date of the option for any reason other than death, disability or retirement, all outstanding vested and unvested portions of the option will expire on the date of termination.

Change of Control:
------------------

The stock option grant becomes immediately exercisable (vested) without regard to the vesting dates listed above upon a Change of Control of the JCPenney Company (as defined in the Employer's 1997 Equity Compensation Plan), or if, as a result of a sale, merger or other disposition, JCPenney Company, Inc. owns less than 51% of the outstanding common stock of Eckerd Corporation, or if JCPenney Company, Inc. sells all or substantially all of the assets of Eckerd Corporation to a person or entity not affiliated with the Employer.